Exhibit (l)(9)

INITIAL INVESTMENT AGREEMENT

          INITIAL INVESTMENT AGREEMENT (the “Agreement”) made as of April 1, 2011, by and between Teachers Insurance and Annuity Association of America (“TIAA”), a corporation existing under the laws of the State of New York, and TIAA-CREF Funds (the “Funds”), a Delaware statutory trust.

          1.    TIAA hereby agrees to invest on April 29, 2011, or as soon as practicable thereafter, in the newly-established Institutional Class, Retirement Class and Premier Class of the Lifecycle 2055 Fund and Lifecycle Index 2055 Fund (the “New Funds”),as indicated on Schedule A hereto in the amounts indicated therein.

2. In consideration for such investment and without deduction of any charges, each Fund shall credit TIAA with shares of each New Fund Class of which TIAA shall be the owner. Such New Fund Class shares will share pro rata in the investment performance of each respective Fund and shall be subject to the same valuation procedures and the same periodic deductions as are other shares in that same share class of the series. The value of such New Fund Class shares in each Fund on the day the initial investment is made shall be the respective initial net asset value struck on the commencement of operations of each New Fund and Class.

          3.   TIAA represents that the shares acquired under this Agreement are being, and will be, acquired for investment (and not with a view to distribution or resale to the public) and can be disposed of only by redemption.

          4.   Shares acquired under this Agreement will be held by TIAA for its own account until redeemed by TIAA. Amounts will be redeemed at prices equal to the respective net asset value of New Fund Class shares next determined after the Funds receive TIAA’s proper notice of redemption.

          5.   TIAA may purchase additional shares of the New Fund Classes as the parties may agree.

          6.   This Agreement will be construed and enforced in accordance with and governed by the provisions of the Investment Company Act of 1940 and the laws of the State of New York.

TEACHERS INSURANCE AND
ANNUITY ASSOCIATION OF AMERICA

Name:
Title:

TIAA-CREF FUNDS

Name:
Title:

SCHEDULE A

New Funds

Fund	Institutional Class	Retirement Class	Premier Class
Lifecycle 2055 Fund	$1,000,000	$8,000,000	$1,000,000
Lifecycle Index 2055 Fund	$8,000,000	$1,000,000	$1,000,000